Exhibit 5.1
Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

August 27, 2009 Lihua International, Inc. c/o Lihua Holdings Limited Houxiang Five Star Industry District Danyang City, Jiangsu Province, PRC 212312

Ladies and Gentlemen:

We have acted as counsel to Lihua International, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 2,300,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), as described in the Company’s Registration Statement on Form S-1 (File No. 333-159705)  initially filed with the U.S. Securities and Exchange Commission on June 3, 2009 (as amended and as may subsequently be amended, the “Registration Statement”).  Of the Shares, 2,000,000 shares to be issued and sold by the Company, are referred to herein as the “Company Shares”, and 300,000 of the Shares to be sold by the selling stockholder identified in the Registration Statement to cover over-allotments, if any, pursuant to the Registration Statement, are herein referred to as the “Over-Allotment Shares”.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1.           The Company Shares have been duly and validly authorized for issuance, and when issued and sold in the manner described in the prospectus and in accordance with the terms of the underwriting agreement, a form of which has been filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.           The Over-Allotment Shares have been duly and validly authorized for issuance, and when issued and sold in the manner described in the prospectus and in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

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Lihua International, Inc. August 27, 2009 Page 2

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP